Exhibit 99.1

Press Release

For further information:
Charles R. Carelli
Chief Financial Officer
EXACT Sciences Corporation
P: (508) 683-1275
E: ccarelli@exactsciences.com

EXACT SCIENCES ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

Marlborough, MA — (August 7, 2008) - EXACT Sciences Corporation (NASDAQ: EXAS) announced today financial results for the second quarter ended June 30, 2008.

Total revenues for the second quarter of 2008 were $(0.1) million, compared to total revenues of $1.1 million for the second quarter of 2007.  These revenues primarily reflect amortization of upfront license fees paid by Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of its colon cancer testing service.

Total revenues decreased in the quarter ended June 30, 2008, when compared to the second quarter of 2007, primarily as a result of a reduction in non-cash license fee amortization revenue of $0.8 million.  This decrease was primarily the result of the June 2007 amendment to the Company’s license agreement with LabCorp, which extended the exclusive period under the license agreement from August 2008 to December 2010.  As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to EXACT are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.  This decrease is also attributable, to a lesser extent, to LabCorp’s discontinuation of its PreGen-Plus™ colorectal cancer screening service on June 1, 2008 as part of its transition to its newer ColoSure™ colorectal cancer screening service, which it began offering on July 14, 2008.

In addition, the Company recorded a reduction in product royalty revenue of $0.5 million in the quarter ended June 30, 2008 related to a third-party royalty reimbursement obligation to LabCorp.  This royalty reduction was recorded in connection with the June 2007 amendment to the license agreement with LabCorp and resulted in negative product royalty revenue for the second quarter of 2008.  EXACT’s obligation to pay LabCorp under this provision is based on LabCorp’s sales volumes of its colon cancer testing service based on EXACT’s intellectual property during three measurement periods over the exclusive license period, which ends in December 2010.  A significant increase in test sales volumes during any of the measurement periods could reduce EXACT’s obligation related to that period, while test volumes consistent with historical PreGen-Plus sales levels would result in aggregate payments to LabCorp of up to $3.5 million over the remaining exclusive license period.  Based on sales volumes that the Company anticipates in light of the current regulatory and reimbursement status of its technology, as of June 30, 2008, EXACT had accrued a total of

$2.0 million related to the total potential $3.5 million obligation to LabCorp.  This accrual includes the total potential $1.5 million obligation related to the first measurement period, which ends in December 2008, as well as $500,000 of the total potential $1.0 million obligation related to the second measurement period, which ends in December 2009.

Operating expenses decreased to $2.0 million for the quarter ended June 30, 2008, as compared to $3.2 million for the second quarter of 2007.  This decrease was primarily the result of lower overall research and development expenses, as well as lower sales and marketing expenses following the elimination of the Company’s sales and marketing functions during the third quarter of 2007.  EXACT expects operating expenses to continue to decrease in future periods, offset by associated one-time restructuring charges, as a result of the actions undertaken by the Company in July 2008 to further reduce its cost structure.

On July 16, 2008, the Company suspended the proposed clinical validation study of its Version 2 technology, eliminated eight positions and began seeking the re-negotiation of certain fixed commitments.  EXACT expects to record estimated restructuring charges ranging from approximately $200,000 to $300,000 in the third quarter of 2008 in connection with one-time employee termination benefits, including severance, outplacement and other fringe benefits.  These estimated charges will result in future cash expenditures.  In addition, after performing the requisite impairment analyses, the Company recorded non-cash impairment charges related to its patent portfolio of approximately $250,000 during the quarter ended June 30, 2008.  EXACT is pursuing efforts to further reduce its costs and may record additional restructuring charges related to such reductions.

Net loss for the quarter ended June 30, 2008, was $2.1 million, or $0.08 per share, compared to $1.8 million, or $0.07 per share for the quarter ended June 30, 2007.

“We have taken steps in the current quarter to provide the Company with greater flexibility from a financial standpoint to continue our pursuit of a strategic alternative for the business,” said Jeffrey R. Luber, President and CEO of EXACT Sciences.  “With our inclusion in colorectal cancer screening guidelines of the American Cancer Society, clarity regarding study requirements for U.S. Food and Drug Administration clearance or approval of our Version 2 technology, LabCorp’s announced offering of ColoSure in July, and continued strides in research on stool-based DNA technology, we are confident in our ongoing discussions with third-parties regarding a strategic alternative.”

As of June 30, 2008, the Company had approximately $7.7 million in unrestricted cash, cash equivalents and marketable securities.

Second Quarter 2008 Conference Call

EXACT Sciences will host a conference call to discuss its second quarter 2008 financial and operating results, the status of its strategic process and potential NASDAQ delisting, and current business outlook on Friday, August 8, 2008 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

Information for the call is as follows:

Domestic callers:  800-659-1966

International callers:  617-614-2711

Participant passcode:  34101938

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant passcode:  31937512

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop, patient-friendly screening technologies for use in the detection of cancer. EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory Corporation of America(R) Holdings (LabCorp(R)) allowing LabCorp to offer a laboratory-developed testing service based on certain of EXACT Sciences’ intellectual property.  EXACT continues to retain rights for the development of any U.S. Food and Drug Administration approved in vitro diagnostic kit,  and rights to  license its technologies outside of the United States and Canada.  EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology. EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning its process to explore strategic alternatives, anticipated expense reductions, anticipated cash balances, restructuring charges, business prospects and plans, and similar matters. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, EXACT Sciences’ ability to secure FDA approval or clearance for any of its products; changes in FDA guidance or policy; the ability to attract prospective collaborators or other parties to enter into a collaboration, acquisition or other strategic transaction with EXACT; the ability to raise additional capital on acceptable terms; the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; sufficient investment in the sales and marketing of EXACT Sciences’ technologies; the success of its strategic relationship with LabCorp; EXACT Sciences’ ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance its technologies; the ability of EXACT Sciences or LabCorp to lower the cost of stool-based DNA screening technologies through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; and the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2008	2007	2008	2007
Revenue:
Product royalty fees	$(495)	$19	$(787)	$45
License fees	338	1,091	676	2,182
Product	11	5	16	58
	(146)	1,115	(95)	2,285
Gross profit (loss):
Product royalty fees	(495)	18	(788)	42
License fees	338	1,091	676	2,182
Product	11	5	16	58
	(146)	1,114	(96)	2,282

Operating Expenses:
Research and development (1)	528	1,332	1,387	2,609
General and administrative (1)	1,495	1,447	3,330	3,095
Sales and marketing (1)	—	400	—	789
Restructuring	(5)	(2)	(7)	31
	2,018	3,177	4,710	6,524

Loss from operations	(2,164)	(2,063)	(4,806)	(4,242)

Interest income	64	238	188	497

Net loss	$(2,100)	$(1,825)	$(4,618)	$(3,745)

Net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.17)	$(0.14)

Weighted average common shares outstanding - basic and diluted	27,175	26,880	27,160	26,835

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$25	$357	$70	$431
General and administrative	204	274	460	524
Sales and marketing	—	90	—	174

EXACT SCIENCES CORPORATION

Condensed Consolidated Unaudited Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2008	2007
Assets
Unrestricted cash and cash equivalents	$5,504	$4,486
Short-term investments	2,244	8,101
Prepaid expenses	402	275
Property and equipment, net	485	601
Patent costs, net of accumulated amortization	200	432
Restricted cash	700	700
Total assets	$9,535	$14,595

Liabilities and stockholders’ equity
Total current liabilities	$5,268	$5,606
Deferred licensing fees, less current portion	2,025	2,701
Total stockholders’ equity	2,242	6,288
Total liabilities and stockholders’ equity	$9,535	$14,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s subsequent reports on Form 10-Q.

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